UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2010

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.07  Submission of Matters to a Vote of Security Holders.

(a)	Obagi Medical Products, Inc. (the “Company”) held its 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”) on June 8, 2010.

(b)
Proposal 1: At the 2010 Annual Meeting, the stockholders elected each of the nominees listed below as directors, to serve on the Company’s Board of Directors until the next annual meeting of stockholders and/or until their successors are duly elected and qualified. The vote for each director was as follows:

	Total Affirmative Votes	Total Withheld Votes	Total Broker Non-Votes
Albert J. Fitzgibbons III	15,381,095	2,759,024	1,109,170
Steven R. Carlson	17,273,823	866,296	1,109,170
Ronald P. Badie	17,877,737	262,382	1,109,170
John A. Bartholdson	15,383,145	2,756,974	1,109,170
John H. Duerden	17,883,776	256,343	1,109,170
Edward A. Grant	17,850,240	289,879	1,109,170
Albert F. Hummel	17,665,268	474,851	1,109,170

(c)
Proposal 2:  At the 2010 Annual Meeting, the stockholders voted to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The vote on this proposal was as follows:

Votes For	18,895,177
Votes Against	343,060
Abstentions	11,052
Broker Non-Votes	Not applicable

(d)
Proposal 3:  In addition, at the 2010 Annual Meeting, the stockholders voted to approve an amendment to the Company’s 2005 Stock Incentive Plan, as previously amended, that: (i) eliminates the automatic share increase provision of the plan; (ii) provides that the authorized share reserve will be reduced by one (1) share of the Company’s common stock for every one (1) share subject to an option or stock appreciation right granted under the plan and one and one-half (1.5) shares of the Company’s common stock for every one (1) share subject to an award other than an option or stock appreciation right; (iii) extends the Company’s ability to grant certain performance-based awards under the plan; and (iv) effects various technical revisions. The vote on this proposal was as follows:

Votes For	17,591,380
Votes Against	539,467
Abstentions	9,272
Broker Non-Votes	1,109,170

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: June 9, 2010	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer